Exhibit 4.2

EXECUTION COPY

SECOND AMENDMENT

TO

THE MBNASERIES INDENTURE SUPPLEMENT

THIS SECOND AMENDMENT TO THE MBNASERIES INDENTURE SUPPLEMENT, dated as of December 19, 2003 (the “Amendment”) is by and between MBNA CREDIT CARD MASTER NOTE TRUST, as Issuer, and THE BANK OF NEW YORK, as Indenture Trustee.

WHEREAS the Issuer and the Indenture Trustee have executed that certain Indenture, dated as of May 24, 2001 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”);

WHEREAS the Issuer and the Indenture Trustee have executed the MBNAseries Indenture Supplement to the Indenture, dated as of May 24, 2001 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Indenture Supplement”);

WHEREAS the Issuer and the Indenture Trustee wish to amend the Indenture Supplement as provided herein;

NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree to amend the provisions of the Indenture Supplement as follows:

SECTION 1. Amendment of Section 2.03. Section 2.03 of the Indenture Supplement shall be and hereby is amended by inserting the following subsection (d):

(d) Class B Required Subordinated Amount of Class C Notes. On the issuance date of a tranche of Class A Notes, immediately after giving effect to such issuance, the available subordinated amount of Class C Notes for all tranches of Class B Notes must be at least equal to the aggregate Class B Required Subordinated Amount of Class C Notes for all tranches of Class B Notes which are Outstanding on that date. For purposes of this clause, the available subordinated amount of Class C Notes for all tranche of Class B Notes as of any date means the sum of the following, after giving effect to any issuances, deposits, allocations, reallocations or payments to be made on that date:

(i) the aggregate Nominal Liquidation Amount of all tranches of Class C Notes which are Outstanding on that date; minus

(ii) the aggregate Class A Required Subordinated Amount of Class C Notes for all tranches of Class A Notes for which the Class A Required Subordinated Amount of Class B Notes is equal to zero which are Outstanding on that date.

SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective upon the delivery of the following:

(a) A Master Trust Tax Opinion.

(b) An Issuer Tax Opinion.

(c) An officer’s certificate from the Issuer to the Indenture Trustee and the Owner Trustee to the effect that the Issuer reasonably believes that this Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future.

(d) Written confirmation from the Note Rating Agencies that this Amendment will not have a Ratings Effect.

(e) Counterparts of this Amendment, duly executed by the parties hereto.

SECTION 3. Indenture Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Indenture Supplement shall remain in full force and effect. All references to the Indenture Supplement in any other document or instrument shall be deemed to mean the Indenture Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Indenture Supplement but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Indenture Supplement, as amended by this Amendment, as though the terms and obligations of the Indenture Supplement were set forth herein.

SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 5. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

SECTION 6. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture Supplement, or if not therein, then in the Indenture. All Section or subsection references herein shall mean Sections or subsections of the Indenture Supplement, except as otherwise provided herein.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

MBNA CREDIT CARD MASTER NOTE TRUST, by MBNA America Bank, National Association, as Beneficiary

By:	/s/ Christopher A. Halmy

	Name:	Christopher A. Halmy
	Title:	First Vice President

THE BANK OF NEW YORK, as Indenture Trustee and not in its individual capacity

By:	/s/ Daniel Rothman

	Name:	Daniel Rothman
	Title:	Assistant Vice President

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